The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

Subject to Completion. Dated October 12, 2018.

UBS AG
$
Digital Nasdaq-100 Index®-Linked Medium-Term Notes due

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second business day after the determination date) is based on the performance of the Nasdaq-100 Index® as measured from the trade date to and including the determination date (expected to be between 15 and 17 months after the trade date). If the final underlier level on the determination date is greater than or equal to 85.00% of the initial underlier level (set on the trade date and will be a level equal to the closing level of the underlier on the trade date), you will receive the maximum settlement amount (expected to be between $1,079.30 and $1,093.10 for each $1,000 face amount of your notes). If the final underlier level declines by more than 15.00% from the initial underlier level, the return on your notes will be negative. Specifically, you will lose approximately 1.1765% for every 1% negative underlier return below the buffer level of 85.00% of the initial underlier level. You could lose your entire investment in the notes.

To determine your cash settlement amount, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

♦	if the final underlier level is greater than or equal to the buffer level, the maximum settlement amount; or

♦	if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) approximately 117.65% times (b) the sum of the underlier return plus 15.00% times (c) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” beginning on page 9 of this preliminary pricing supplement. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is expected to be between $955.00 and $985.00 per $1,000 face amount. The range of the estimated initial value of the notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” beginning on page 10 of this preliminary pricing supplement.

Original issue date:	, 2018	Original issue price*:	100.00% of the face amount
Underwriting discount*:	Up to 1.09% of the face amount	Net proceeds to the issuer:	At least 98.91% of the face amount

* The original issue price for certain investors will be between 98.91% and 100.00% of the face amount, reflecting a foregone underwriting discount with respect to such notes; see “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” beginning on page 4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated         , 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of the final pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes. UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this preliminary pricing supplement in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, the pricing supplement to which this preliminary pricing supplement relates is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” in this preliminary pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes and an index supplement for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Underlier-Linked Notes product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516572379/d174905d424b2.htm
♦	Index Supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this preliminary pricing supplement, “notes” refer to the Digital Nasdaq-100 Index® Linked Medium-Term Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS Underlier-Linked Notes product supplement, dated May 2, 2016, references to the “accompanying index supplement” mean the UBS index supplement dated April 29, 2016 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” beginning on page 9 and in “Risk Factors” on page PS-35 in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the stocks comprising the underlier (the “underlier stocks”), subject to the buffer level.
♦	You believe the final underlier level will be greater than or equal to the buffer level and the final underlier level is unlikely to exceed the cap level (to be set on the trade date and expected to be between 107.93% and 109.31% of the initial underlier level).
♦	You understand and accept that your return on the notes is limited to the maximum settlement amount and you are willing to invest in the notes based on the maximum settlement amount (which is equal to the threshold settlement amount, to be set on the trade date and expected to be between $1,079.30 and $1,093.10 for each $1,000.00 face amount of your notes).
♦	You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the underlier or the price of the underlier stocks.
♦	You do not seek guaranteed current income from your investment and are willing to forego any dividends paid on the stocks included in the underlier.
♦	You are willing to hold the notes to maturity, a term expected to be between 15 and 17 months, and accept that there may be little or no secondary market for the notes.
♦	You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment or are not willing to make an investment that may have the full downside market risk of an investment in the underlier or the underlier stocks, subject to the buffer level.
♦	You believe that the level of the underlier will decline during the term of the notes and the final underlier level will likely be less than the initial underlier level by more than 15.00%, or you believe the level of the underlier will appreciate over the term of the notes and that the final underlier level is likely to exceed the cap level (to be set on the trade date and expected to be between 107.93% and 109.31% of the initial underlier level).
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum settlement amount (which is equal to the threshold settlement amount, to be set on the trade date and expected to be between $1,079.30 and $1,093.10 for each $1,000.00 face amount of your notes).
♦	You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the underlier or the price of the underlier stocks.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlier stocks.
♦	You are unable or unwilling to hold the notes to maturity, a term expected to be between 15 and 17 months, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific To Your Notes” in this preliminary pricing supplement and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

1

KEY TERMS

Issuer: UBS AG London Branch

Underlier: Nasdaq-100 Index® (Bloomberg symbol, “NDX Index”), as maintained by NASDAQ, Inc. (the “underlier sponsor”)

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

♦	type of notes: notes linked to a single underlier
♦	averaging dates: not applicable
♦	cap level: yes, as described below
♦	buffer level: yes, as described below
♦	upside participation rate: not applicable
♦	interest: not applicable

Face amount: Each note will have a face amount of $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific To Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” in this preliminary pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a statutory or regulatory change or an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental U.S. Tax Considerations” in the accompanying product supplement. Pursuant to this approach, based on certain factual representations received from us, it is the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, that upon the taxable disposition of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The Internal Revenue Service (the “IRS”) might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected.

Additionally, we will not attempt to ascertain whether any issuers of the underlier stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. U.S. Treasury Department (the “Treasury”) regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2021.

2

Based on our determination that the notes are not “delta-one” with respect to the underlier or any U.S. underlier stocks, our counsel is of the opinion that the notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlier, underlier stocks or your notes, and following such occurrence your notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlier, underlier stocks or the notes. If you enter, or have entered, into other transactions in respect of the underlier, underlier stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

Pursuant to final and temporary Treasury regulations and IRS Notice 2015-66, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments” and, if made after December 31, 2018, payments of certain gross proceeds on a taxable disposition and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). We will not pay additional amounts with respect to such withholding taxes discussed above.

Subject to the paragraph above, you should read the discussion under “Supplemental U.S. Tax Considerations — Non-United States Holders — Foreign Account Tax Compliance Act” beginning on page PS-77 in the accompanying product supplement and consult your tax advisors concerning the potential application of the Foreign Account Tax Compliance Act.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Supplemental U.S. Tax Considerations”.

Cash settlement amount (on the stated maturity date): For each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

♦	if the final underlier level is greater than or equal to the buffer level, the maximum settlement amount; or
♦	if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount.

Initial underlier level: the closing level of the underlier on the trade date

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes — Discontinuance of or Adjustments to the Underlier or a Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Cap level (to be set on the trade date): a level of the underlier expected to be between 107.93% and 109.31% of the initial underlier level

Threshold settlement amount (to be set on the trade date): expected to be between $1,079.30 and $1,093.10

Maximum settlement amount: the threshold settlement amount

Buffer level: 85.00% of the initial underlier level

Buffer amount: 15.00%

Buffer rate: the quotient of the initial underlier level divided by the buffer level, which equals approximately 117.65%

Trade date: [ ]

Original issue date (settlement date) (to be set on the trade date): expected to be the fifth business day following the trade date

3

Determination date (to be set on the trade date): a specified date that is expected to be between 15 and 17 months after the trade date, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement, provided, however, that the determination date may not be postponed to a date later than the originally scheduled stated maturity date (which is two (2) business days after the determination date) or, if the originally scheduled stated maturity date is not a business day, the first succeeding business day.

Stated maturity date (to be set on the trade date): a specified date that is expected to be the second business day after the determination date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided, however, that if the determination date is postponed as provided under “Determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

No interest: The offered notes will not bear interest.

No redemption: The offered notes will not be subject to a redemption right or price dependent redemption right.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Closing level: as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: as described under “General Terms of the Notes — Trading Day” in the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate face amount of the notes specified on the front cover of the final pricing supplement. UBS Securities LLC proposes initially to offer the notes to certain unaffiliated securities dealers at an original issue price set forth on the cover page of this preliminary pricing supplement, less a concession not in excess of 1.09% of the face amount. The original issue price for notes purchased by certain fee-based advisory accounts will be between 98.91% and 100.00% of the face amount, which reflects a foregone underwriting discount with respect to such notes (i.e., the underwriting discount specified on the cover of this preliminary pricing supplement with respect to such notes may be as low as 0.00%).

We expect to deliver the notes against payment therefor in New York, New York on                     , 2018, which is expected to be the fifth business day following the date of the final pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T + 2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair value considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” in this preliminary pricing supplement.

4

Prohibition of Sales to EEA Retail Investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Calculation agent: UBS Securities LLC

CUSIP no.: 90270KUX5

ISIN no.: US90270KUX52

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

5

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to our pricing models) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations — The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value” in this preliminary pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Cap level	108.620% of the initial underlier level (the midpoint of the range set forth herein)
Threshold settlement amount	$1,086.20 (the midpoint of the range set forth on the cover page of this preliminary pricing supplement)
Maximum settlement amount	$1,086.20 (the midpoint of the range set forth on the cover page of this preliminary pricing supplement)
Buffer level	85.00% of the initial underlier level
Buffer rate	Approximately 117.65%
Buffer amount	15.00%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date.
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier.
Notes are purchased on original issue date at the face amount and held to the stated maturity date.

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return or the cap level, the threshold settlement amount or the maximum settlement amount, each of which will affect the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this preliminary pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical High, Low and Closing Levels of the Underlier” in this preliminary pricing supplement. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this preliminary pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

6

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	108.620%
140.000%	108.620%
130.000%	108.620%
120.000%	108.620%
110.000%	108.620%
108.620%	108.620%
105.000%	108.620%
100.000%	108.620%
95.000%	108.620%
90.000%	108.620%
85.000%	108.620%
80.000%	94.118%
70.000%	82.353%
60.000%	70.588%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 29.412% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 70.588% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 108.620% of each $1,000.00 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level of greater than 85.000% of the initial underlier level.

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The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 85.000% (the section right of the 85.000% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes – Market Risk” and “Additional Risk Factors Specific To Your Notes – If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” in this preliminary pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, the cap level, the threshold settlement amount and the maximum settlement amount, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

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ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated April 29, 2016, and “Risk Factors” in the accompanying product supplement, dated May 2, 2016. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated April 29, 2016, as supplemented by the accompanying index supplement, dated April 29, 2016 and the accompanying product supplement, dated May 2, 2016, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Your Entire Investment In The Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (a) the buffer rate times (b) the sum of the underlier return plus the buffer amount times (c) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose approximately 1.1765% for every 1% negative underlier return below the buffer level.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Ability to Receive the Maximum Settlement Amount Applies Only at Maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the maximum settlement amount (which is equal to the threshold settlement amount) or the notes and any amount you receive may be less than the maximum settlement amount, even if such amount is greater than the face amount. You can receive the full benefit of the maximum settlement amount (if the final underlier level is greater than or equal to the buffer level), only if you hold your notes to maturity.

Your Potential Return on the Notes is Limited to the Maximum Settlement Amount and You Will Not Participate in Any Appreciation of the Underlier

The return potential of the notes is limited to the pre-specified maximum settlement amount (which is equal to the threshold settlement amount and will be set on the trade date), regardless of the appreciation of the underlier. You will only receive the maximum settlement amount if the final underlier level is greater than or equal to the buffer level. If the final underlier level is less than the buffer level, you will be subject to the decline of the underlier even though you cannot participate in any appreciation in the level of any underlying index in excess of the cap level. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the underlying constituents.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if you receive the maximum settlement amount (which is equal to the threshold settlement amount) on the stated maturity date, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

Market Risk

The return on the notes is directly linked to the performance of the underlier and indirectly linked to the value of the underlier stocks, and whether the final underlier level is greater than, equal to or less than the buffer level. The level of the underlier can rise or fall sharply due to factors specific to the underlier stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment.

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Fair Value Considerations

The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value

The issue price you pay for the notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the underlier, the volatility of the underlier, any expected dividends on the underlier stocks, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date will be less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “—Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the notes.

Limited or No Secondary Market and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Summary Information – Key Terms – Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the level of the underlier; the volatility of the underlier; the dividend rate paid on the underlier stocks; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “—Fair Value Considerations” as well as the inclusion in the original issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes – Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes – Discontinuance of or Adjustments to the Underlier or a Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement. Therefore, if the closing level of the underlier dropped precipitously to a level that is less than the buffer level on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks and you will not participate in any appreciation of the underlier. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

In addition, the impact of the buffer level, the threshold settlement amount and the maximum settlement amount on the return on your investment, and the extent to which the buffer level will diminish your exposure to any negative underlier return will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the threshold settlement amount and the maximum settlement amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, if the final underlier level is less than the buffer level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Underlier Reflects Price Return, Not Total Return

The return on your notes is based on the performance of the underlier, which reflects the changes in the market prices of the underlier stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlier stocks. The return on your notes will not include such a total return feature or dividend component.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

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Changes Affecting The Underlier Could Have An Adverse Effect On The Value of The Notes

The policies of the underlier sponsor, concerning additions, deletions and substitutions of the underlier stocks and the manner in which the underlier sponsor takes account of certain changes affecting those underlier stocks may adversely affect the level of the underlier. The policies of the underlier sponsor with respect to the calculation of the underlier could also adversely affect the level of the underlier. The underlier sponsor may discontinue or suspend calculation or dissemination of the underlier. Any such actions could have an adverse effect on the value of the notes.

Pursuant to the underlier methodology, the underlier sponsor retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure underlier integrity, including, but not limited to, changes to quantitative inclusion criteria. The underlier sponsor may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the NASDAQ-100® Index.  Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by the underlier sponsor in a manner that materially and adversely affects the level of the NASDAQ-100® Index and therefore your notes. The underlier sponsor is not obligated to, and will not, take account of your interests in exercising the discretion described above.

As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the NASDAQ-100® Index, Which May Have an Adverse Effect on the Level of the Underlier and on Your Notes

Pursuant to the underlier methodology, the underlier sponsor retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure underlier integrity, including, but not limited to, changes to quantitative inclusion criteria. The underlier sponsor may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the NASDAQ-100® Index.  Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by the underlier sponsor in a manner that materially and adversely affects the level of the NASDAQ-100® Index and therefore your notes. The underlier sponsor is not obligated to, and will not, take account of your interests in exercising the discretion described above.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to an underlier that is comprised, in part, of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

UBS Cannot Control Actions By the Underlier Sponsor and the Underlier Sponsor Has No Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlier. The underlier sponsor is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of your notes.

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Potential Conflict of Interest

UBS and its affiliates may engage in business related to the underlier or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlier return and the cash settlement amount, if any, based on the closing level of the underlier on the determination date. The calculation agent can postpone the determination of the final underlier level if a market disruption event occurs and is continuing on the determination date. As UBS determines the economic terms of the notes, including the threshold settlement amount, the maximum settlement amount, the cap level and the buffer level, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

The Notes Are Not Bank Deposits

An investment in the notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS Experiences Financial Difficulties, FINMA has the Power to Open Restructuring or Liquidation Proceedings in Respect of, and/or Impose Protective Measures in Relation to, UBS, which Proceedings or Measures may have a Material Adverse Effect on the Terms and Market Value of the Notes and/or the Ability of UBS to Make Payments Thereunder

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the notes. Consequently, holders of notes may lose all of some of their investment in the notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS),

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the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as pre-paid financial contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above under “Supplemental discussion of U.S. federal income tax consequences” and under “Supplemental U.S. Tax Considerations” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Prospective purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Supplemental U.S. Tax Considerations” in the accompanying product supplement.

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THE UNDERLIER

We have derived all information contained herein regarding the Nasdaq-100 Index® (“NDX”) including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by NASDAQ, Inc. and its affiliates (the “Index Sponsor” or “NASDAQ”)

NDX is published by NASDAQ, but NASDAQ has no obligation to continue to publish NDX, and may discontinue publication of NDX at any time. NDX is determined, compromised and calculated by NASDAQ without regard to the Securities.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — Nasdaq-100 Index®”, Nasdaq-100 Index® is intended to provide an indication of the pattern of common stock price movement. NDX includes 100 of the largest U.S. and international non-financial securities listed on the NASDAQ Stock Market® based on market capitalization. NDX includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade and biotechnology. It does not contain securities of financial companies, including investment companies. NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, NASDAQ will review the composition of NDX on a quarterly basis and adjust the weightings of the stocks comprising NDX using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

The top ten constituents of the NDX as of September 28, 2018, by weight, are: Apple Inc. (12.44%), Amazon.com Inc. (11.15%), Microsoft Corporation (10.01%), Alphabet Inc. Class C (4.76%), Facebook Inc. (4.53%), Alphabet Inc. Class A (4.12%), Cisco Systems Inc. (2.61%), Intel Corporation (2.49%), NVIDIA Corporation (1.95%) and Netflix, Inc. (1.86%); constituent weights may be found at the Index Sponsor’s website and are updated periodically. As of September 28, 2018, the top industry sectors which comprise the NDX represent the following weights: Technology (55.26%), Consumer Services (24.60%), Health Care (9.27%), Consumer Goods (5.65%), Industrials (4.43%) and Telecommunications (0.80%); industry weightings may be found at the Index Sponsor’s website and are updated periodically.

Index Stocks With Weights in Excess of 5% of the NASDAQ-100 Index® as of September 28, 2018

Apple Inc., Amazon.com Inc. and Microsoft Corporation are registered under the Exchange Act. Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the applicable index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the applicable index stock issuer under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below, except where otherwise indicated, show the daily historical closing prices of Apple Inc., Amazon.com Inc. and Microsoft Corporation, the constituent stocks comprising more than 5% of the NASDAQ-100 Index®, from January 1, 2008 through October 11, 2018. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the index stock issuers set forth below from publicly available information without independent verification.

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According to publicly available information, Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-36743 for filings on or after November 12, 2014 and SEC file number 000-10030 for filings prior to November 12, 2014.

Historical Performance of Apple Inc.

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According to publicly available information, Amazon.com Inc. is an e-commerce company. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 000-22513.

Historical Performance of Amazon.com Inc.

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According to publicly available information, Microsoft Corporation develops, licenses and supports software products, services and devices and designs and sells hardware devices. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-37845 for filings on or after July 26, 2016 and SEC file number 000-14278 for filings prior to July 26, 2016.

Historical Performance of Microsoft Corporation

The following information supplements the information in the accompanying index supplement.

Continued Eligibility Criteria

To be eligible for continued inclusion in the NASDAQ-100 Index® (the “NASDAQ Index”), a NASDAQ Index security must meet the following criteria:

•	the issuer of the stock’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the stock must be issued by a non-financial company;
•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
•	the stock must have an average daily trading volume of at least 200,000 shares (measured annually during the ranking review process);
•	if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;
•	the issuer must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it is removed from the NASDAQ Index effective after the close of trading on the third Friday of the following month; and
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

All securities meeting the above criteria will be considered eligible for inclusion in the NASDAQ Index. Those stocks which are found to meet the applicable eligibility criteria during the annual review are then ranked by market capitalization. While there is no minimum market capitalization requirement, inclusion will be determined based on the top 100 issuers with the largest market capitalization meeting all other eligibility requirements. Market capitalization is determined by multiplying a stock’s last sale price by its total number of shares outstanding. The last sale price refers to the price at which a stock last traded during regular market hours as reported on such stock’s index market, which may be the Nasdaq Official Closing Price (NOCP). The index market is the index eligible stock market for which the NASDAQ Index security’s prices are received and used by the underlier sponsor for purposes of calculating the NASDAQ Index.

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NASDAQ-100 Index® Calculation

The NASDAQ Index is a modified market capitalization-weighted index. The value of the NASDAQ Index equals the NASDAQ Index market value divided by the NASDAQ Index divisor. The overall NASDAQ Index market value is the aggregate of each NASDAQ Index security’s market value, as may be adjusted for any corporate actions. A NASDAQ Index security’s market value is determined by multiplying the last sale price by its index share weight, also known as “index shares”. Index shares are equal to the total number of shares outstanding for a NASDAQ Index security. In other words, the value of the NASDAQ Index is equal to (i) the sum of the products of (a) the index shares of each of the NASDAQ Index securities multiplied by (b) each such security’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NASDAQ Index.

The price return NASDAQ Index divisor is calculated as the ratio of (i) the start of day market value of the NASDAQ Index divided by (ii) the previous day NASDAQ Index value.

NASDAQ-100 Index® Maintenance

Changes to NASDAQ-100 Index® Constituents

Changes to the NASDAQ Index constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an index security issuer no longer meets the criteria for continued inclusion in the NASDAQ Index, or is otherwise determined to have become ineligible for continued inclusion in the NASDAQ Index, it is replaced with the largest market capitalization issuer not currently in the NASDAQ Index that meets the applicable eligibility criteria for initial inclusion in the NASDAQ Index.

Quarterly NASDAQ Index Rebalancing

On a quarterly basis coinciding with the quarterly scheduled index shares adjustment procedures, as discussed below, the NASDAQ Index will be rebalanced if it is determined that (1) the current weight of the single NASDAQ Index security with the largest market capitalization is greater than 24.0% of the NASDAQ Index or (2) the collective weight of those stocks whose individual current weights are in excess of 4.5% exceeds 48.0% of the NASDAQ Index. In addition, a “special rebalancing” of the NASDAQ Index may be conducted at any time if the underlier sponsor determines it necessary to maintain the integrity and continuity of the NASDAQ Index. If either one or both of the above weight distribution conditions are met upon quarterly review, or the underlier sponsor determines that a special rebalancing is necessary, a weight rebalancing will be performed.

If the first weight distribution condition is met and the current weight of the single NASDAQ Index security with the largest market capitalization is greater than 24.0%, then the weights of all securities with current weights greater than 1.0% (“large stocks”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NASDAQ Index security reaches 20.0%.

If the second weight distribution condition is met and the collective weight of those securities whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NASDAQ Index, then the weights of all such large stocks in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.

Corporate Actions and NASDAQ Index Adjustments

Aside from changes resulting from quarterly rebalancing, intra-quarter changes in index shares driven by corporate events can also result from a change in a NASDAQ Index security’s total shares outstanding that is greater than 10.0%. Changes in the price and/or index shares driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

Discretionary Adjustments

In addition to the above, the underlier sponsor may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure NASDAQ Index integrity, including, but not limited to, changes to quantitative inclusion criteria. The underlier sponsor may also, due to special circumstances, if deemed essential, apply discretionary adjustments to ensure and maintain the quality of the NASDAQ Index construction and calculation.

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Historical High, Low and Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly closing high, quarterly closing low and quarterly closing levels for the underlier, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the underlier on October 11, 2018 was 6,964.026. Past performance of the underlier is not indicative of the future performance of the underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Underlier

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	3,727.185	3,440.502	3,595.736
4/1/2014	6/30/2014	3,849.479	3,446.845	3,849.479
7/1/2014	9/30/2014	4,103.083	3,857.938	4,049.445
10/1/2014	12/31/2014	4,337.785	3,765.281	4,236.279
1/1/2015	3/31/2015	4,483.049	4,089.648	4,333.688
4/1/2015	6/30/2015	4,548.740	4,311.257	4,396.761
7/1/2015	9/30/2015	4,679.675	4,016.324	4,181.060
10/1/2015	12/31/2015	4,719.053	4,192.963	4,593.271
1/1/2016	3/31/2016	4,497.857	3,947.804	4,483.655
4/1/2016	6/30/2016	4,565.421	4,201.055	4,417.699
7/1/2016	9/30/2016	4,891.363	4,410.747	4,875.697
10/1/2016	12/31/2016	4,965.808	4,660.457	4,863.620
1/1/2017	3/31/2017	5,439.742	4,911.333	5,436.232
4/1/2017	6/30/2017	5,885.296	5,353.586	5,646.917
7/1/2017	9/30/2017	6,004.380	5,596.956	5,979.298
10/1/2017	12/31/2017	6,513.269	5,981.918	6,396.422
1/1/2018	3/31/2018	7,131.121	6,306.100	6,581.126
4/1/2018	6/30/2018	7,280.705	6,390.837	7,040.802
7/1/2018	9/30/2018	7,660.180	7,014.554	7,627.650
10/1/2018	10/11/2018*	7,645.453	6,964.026	6,964.026

*As of the date of this preliminary pricing supplement, available information for the fourth calendar quarter of 2018 includes data for the period from October 1, 2018 through October 11, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

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The graph below illustrates the performance of the underlier from January 1, 2008 through October 11, 2018, based on information from Bloomberg. The dotted line represents a hypothetical buffer level, which is equal to 85.00% of 6,964.026, which was the closing level of the underlier on October 11, 2018. The actual buffer level will be determined on the trade date. Past performance of the underlier is not indicative of the future performance of the underlier.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement, or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement, and the accompanying prospectus is current only as of the respective dates of such documents.

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TABLE OF CONTENTS
Preliminary Pricing Supplement

Page
Summary Information	ii
Investor Suitability	1
Key Terms	2
Hypothetical Examples	6
Additional Risk Factors Specific to Your Notes	9
The Underlier	14

Product Supplement dated May 2, 2016
Product Supplement Summary	PS-1
Hypothetical Returns on Underlier-Linked Notes	PS-17
Hypothetical Payment Amounts on Your Notes	PS-34
Risk Factors	PS-35
General Terms of the Notes	PS-51
Use of Proceeds and Hedging	PS-70
Supplemental U.S. Tax Considerations	PS-71
ERISA Considerations	PS-79
Supplemental Plan of Distribution (Conflicts of Interest)	PS-80

Index Supplement dated April 29, 2016
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
Nasdaq-100® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus dated April 29, 2016
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$

UBS AG

Digital Nasdaq-100 Index®-Linked Medium-Term Notes due

UBS Securities LLC